Tauriga Sciences, Inc. Chief Executive Officer Seth M. Shaw Invests Additional $137,500 USD into the Company

Investment Structured as an Equity Private Placement Investment Priced at $0.00125 per share

NEW YORK, NY—(Marketwired – October 06, 2017) - Tauriga Sciences, Inc. (OTC PINK: TAUG) (“Tauriga” or the “Company” or “Tauriga”), a company engaged in building businesses in the life sciences space, today announced that its Chief Executive Officer and member of its Board of Director, Mr. Seth M. Shaw invested an additional $137,500 in the Company which is structured as an equity private placement priced at $0.00125 per share for a total of 110,000,000 “restricted” shares of the Company’s common stock.

On June 16, 2017 and June 22, 2017, the Company disclosed respective private placement investments by Mr. Shaw of $95,000 and $55,000 also at $0.00125 per share purchase price. In total, inclusive of this $137,500 investment, Mr. Shaw’s aggregate private placement investment in the Company since June 15, 2017 was $287,500 for an aggregate of 230,000,000 shares of per share.

A Form 8-K and Form 4 will be filed within the next few days to accurately reflect the specifics of this transaction as well as update the public markets with respect to Mr. Shaw’s total current holdings in Tauriga shares.

The Company plans to utilize this $137,500 private placement investment primarily for three specific purposes:

1)	Repayment of a specific convertible debenture approaching 12 month maturity status (maturity status would occur during early November 2017 if not repaid prior to that maturity date)
2)	Payment of additional cash towards legal invoices.
3)	Payment of additional cash toward expert invoices.

Commenting on this latest personal private placement investment, Tauriga’s Chief Executive Officer Seth M. Shaw expressed, “The Company’s management team is staunch in its commitment to shareholders to build a successful long term Company. This $137,500 USD investment, at this time, is critical in enabling the Company to overcome a few specific short term obstacles and issues. Lastly, this being my third personal private placement, within the past 120 calendar days, should reveal my personal level of commitment to and confidence in the Company’s future.”

ABOUT TAURIGA SCIENCES, INC.

Tauriga Sciences, Inc. (OTC Pink Current: TAUG ) is engaged in building life sciences company through the development, marketing, distribution and potential licensing of a broad array of products and technologies. The Company is presently focused on its upcoming contemplated launch of a Cupacu Butter based lip balm product branded under the name: Herman. The Company has previously disclosed that it plans to launch this product to the retail marketplace during mid-late Autumn of 2017. The Company believes that one of its most important strengths is its access to and relationships with potentially substantial distribution systems and networks. The Company intends to capitalize on distribution opportunities and will continually update shareholders on such developments. The Company is also prosecuting (as Plaintiff) its ongoing malpractice lawsuit against its predecessor audit firm, for which it’s seeking monetary damages in excess of $4,000,000. The Federal District Court New Jersey has confirmed that this Trial shall commence at 10:00am EST on November 14, 2017 (Trenton, New Jersey).

NON SOLICITATION:

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted. Any securities offered or issued in connection with the above-referenced merger and/or investment have not been registered, and will be offered pursuant to an exemption from registration.

DISCLAIMER:

Forward-Looking Statements: Except for statements of historical fact, this news release contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation: expectations, expects, anticipates, believes, hopes, beliefs, plans and objectives regarding the development, use and marketability of products as well as the attainment of certain corporate goals and milestones (i.e. SEC Periodic Filings, Filing of Proxies, etc.). Such forward-looking statements are based on present circumstances and on Tauriga’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, and are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to fund operations and other factors over which Tauriga has little or no control. Such forward-looking statements are made only as of the date of this release, and Tauriga assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. Risks, uncertainties and other factors are discussed in documents filed from time to time by Tauriga with the Securities and Exchange Commission. This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Securities Act and applicable state securities laws.

Contact Info:

Mr. Seth M. Shaw

Chief Executive Officer

Tauriga Sciences Inc.

Cell # 917-796-9926

Email: sshaw@tauriga.com

Website: www.tauriga.com